COMPLIANCE SYSTEMS CORPORATION
                        (FORMERLY GSA PUBLICATIONS, INC.)

                      INFORMATION AND DISCLOSURE STATEMENT
                        PURSUANT TO RULE 15C2-(11)(A)(5)

      All information contained in this Information and Disclosure Statement has been compiled to fulfill the disclosure requirements of Rule 15c2-11 (a) (5) promulgated under the Securities Exchange Act of 1934, as amended. The enumerated captions contained herein correspond to the sequential format as set forth in the rule.

ITEM (I):         THE EXACT NAME OF THE ISSUER AND ITS PREDECESSOR (IF ANY).

                  Compliance   Systems   Corporation   ("CSC"),   formerly   GSA
                  Publications, Inc. ("GSA"). --- ---


ITEM (II):        THE ADDRESS OF ITS PRINCIPLE EXECUTIVE OFFICES.

                  Compliance Systems Corporation
                  90 Pratt Oval
                  Glen Cove, New York 11542
                  Phone: 516.674.4545
                  Fax: 516.676.2420
                  E-mail: info@callcompliance.com
                  www.callcompliance.com


ITEM (III):       THE STATE AND DATE OF INCORPORATION.

                  CSC was incorporated as Hawkeye Enterprises Inc. in the State of Nevada on November 17, 2003. On February 10, 2006, CSC merged with and into GSA whereby GSA became the surviving entity (the "Surviving Entity" or the "Company"). The Surviving Entity changed its name to Compliance Systems Corporation on February 10, 2006 by a filing with the Nevada Secretary of State.


ITEM (IV):        THE EXACT TITLE AND CLASS OF EACH CLASS OF SECURITIES
                  OUTSTANDING.

                  Security Symbol:  GSAP
                  CUSIP Number:     36293P 10 4
                  Common Stock:     500,000,000 authorized
                  Preferred Stock:  None authorized.


ITEM (V):         THE PAR OR STATED VALUE OF THE SECURITY.

                  Five Hundred Million (500,000,000) shares of Common Stock, par
                  value  $0.001  per  share.   There  is  no   preferred   stock
                  authorized.


ITEM (VI):        THE NUMBER OF SHARES OR TOTAL AMOUNT OF THE  SECURITIES
                  OUTSTANDING AND A LIST OF SECURITIES OFFERINGS IN THE PAST TWO
                  YEARS.

                  As of February 10, 2006, there are fifty million (50,000,000) shares, $0.001 par value per share, of common stock outstanding, of which five million (5,000,000) shares are in the public float. The Company has approximately 55 shareholders.

                  There are no preferred shares issued and outstanding. No preferred shares have been issued since the inception of CSC. No shares have been issued for services.

                  The number of shares outstanding as of February 10, 2006 is 50,000,000 shares

                  The number of shares outstanding as of the year ended December 31, 2004 is 45,000,000 shares.

                  The number of shares outstanding as of the year ended December 31, 2003 is 45,000,000 shares.

                  CSC issued 40,000,000 shares as founders' shares at inception, at par value, for a total of $40,000.

                  CSC completed a private placement pursuant to Rule 506 in the states of Nevada and Washington for an aggregate of 5,000,000 shares in December 2003. The shares were sold at a price of $0.001 per share to all investors. CSC received a total of $5,000.00 as proceeds from the offering. There were no placement fees associated with this offering. CSC received the entire amount of the proceeds. The proceeds went toward ongoing business development of CSC.

                  CSC completed a private placement pursuant to Rule 504 in the state of Texas for an aggregate 5,000,000 shares in February 2005. The shares were sold at a price of $0.001 per share to all investors. CSC received a total of $5,000.00 as the proceeds from the offering. There were no placement fees associated with this offering. CSC received the entire amount of the proceeds. The proceeds went toward ongoing business development of CSC.


ITEM (VII):       THE NAME AND ADDRESS OF THE TRANSFER AGENT.

                  West Coast Stock Transfer, Inc.
                  Suite 311, 850 West Hastings Street
                  Vancouver, British Columbia
                  Canada V6C 1E1
                  Tel: (604) 682-2556
                  Fax: (604) 801-6811

                  West Coast Stock Transfer is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is transfer agent approved by the United States Securities and Exchange Commission (the "SEC" or the "Commission").

ITEM (VIII):      THE NATURE OF THE ISSUER'S BUSINESS.

                  Through its subsidiaries, the Company provides its customers with Do-Not-Call ("DNC") risk management systems and services. The Company provides its clients with patented DNC blocking technology, as well as up to date legislative initiatives and supporting services. Its core service is an automatic DNC blocking service known as TeleBlock(R), which is the Company's patented process currently being sold by telephone carriers nationwide. This service gives companies that use the telephone to sell goods and services the ability to comply with federal and state laws regarding DNC lists and related regulations. TeleBlock(R) is a patented process that automatically screens and blocks outbound calls against federal, state, and "in-house" DNC lists in real-time. TeleBlock(R) automatically prevents companies from calling consumers that have registered for any of the state or federal DNC lists, thereby protecting these companies from potential government fines.

                  From a telephone carrier's perspective, TeleBlock(R) is an added "feature" which can be offered to customers, similar to Caller ID. The TeleBlock(R) database (DNC information) platforms are hosted and managed by The Company's Alliance Partner, VeriSign, Inc. The deployment of TeleBlock(R) allows it to be offered to end-users by distributors that utilize either Signal System 7 ("SS7"), or via secure Virtual Private Network ("VPN") IP protocols.

                  In  December  2001,  the  technology  and  process  underlying
                  TeleBlock(R) was granted a patent from the United States Patent and Trademark Office. Since that time, the Company's marketing efforts have been aimed at branding TeleBlock(R) as the default DNC compliance system throughout the teleservices industry. Towards that end, the Company has registered many of its trademarks, including "Call Compliance" and "TeleBlock" and only allow use of such marks by the Company's distributors upon executing a "Marks Agreement."

                  The Company has also focused on providing additional services to the tele-services community that serve to augment the Company's marketing efforts with regard to TeleBlock(R). Since 2003, the Company has been making available to the tele-services industry an online compilation of state and federal telemarketing regulations. This compilation, which management believes is the only one of its kind, has been adopted by hundreds of regular subscribers. Another service The Company implemented to enhance the TeleBlock(R) offering is "DialerID."SM This TeleBlock(R) add-on service enables a telemarketer to send out Caller ID even when Caller ID is not available from its equipment or telephone carrier. Alternatively, DialerIDSM allows a telemarketer to send out a Caller ID return number that is different from the calling number from which the call was made.

                  Business Development.

                  Management believes the Company is a leader in the field of compliance services for the teleservices industry, and the Company plans to continue its current activities and develop additional products to better serve the needs of its client base. The Company anticipates introducing the following products or services for 2006:

                          o TeleBlock(R) enabled via Voice-Over IP ("VoIP") communications. The Company believes its subsidiary, Citadel Telephone Company, makes it possible for us to sell TeleBlock(R)-enabled dial tone, via VoIP, across the United States and the world.

                          o The "Registration Guide." The Company provides an online service that assists teleservices companies in filling out and completing voluminous state commercial registration forms.

                          o European Union TeleBlock(R). The Company's patent application for a modified version of the TeleBlock(R) system is currently pending in Greece.

                  1.    The form of organization of the issuer.

                        CSC is a Nevada Corporation. Wholly-owned subsidiaries include: Jasmin Communications Inc.(d/b/a Citadel Telephone Company), Call Compliance Inc., Call Compliance.com Inc., CallCenter Tools Inc., and Telephone Blocking Services Corp.

                  2. The year that the issuer (or any predecessor) was organized.

                        CSC, formerly GSA, was organized by the filing of the Articles of Incorporation with the Secretary of State Nevada on November 17, 2003. The predecessor operating company of GSA was incorporated in Delaware on November 7, 2002 pursuant to a corporate reorganization of the subsidiary companies enumerated in Section 1 above. The subsidiary companies had been engaged in the same business as the Company since December 2001.

                  3.    Issuer's fiscal year end date.

                        The fiscal year end date is December 31.

                  4. Whether the issuer (and/or any predecessor) has been in bankruptcy, receivership or any similar proceeding.

                        The Company has not and is not in the process of filing bankruptcy, receivership or any similar proceeding.

                  5. Any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business;

                        On December 2, 2005, CSC, the Company's predecessor operating company, conditionally acquired 85% of GSA common shares subject to the fulfillment of certain conditions. These conditions were satisfied on February 10, 2006 and on said date, the Company's predecessor Delaware corporation (i.e., CSC) was merged with and into GSA with GSA becoming the Surviving Entity in what is commonly referred to as a downstream merger. The Surviving Entity then changed its name to Compliance Systems Corporation on February 10, 2006.

                  6. Any default of the terms of any note, loan, lease, or other indebtedness or financing arrangement requiring the issuer to make payments.

                        The Company has not had any default of the terms of any note, loan, lease, or other indebtedness or other financing arrangement requiring the issuer to make payments;

                  7.    Any change of control:

                        On December 2, 2005 CSC acquired an 85% interest in GSA (which became the Company pursuant to the merger described above). The officers and directors of CSC became the officers and directors of the Company.

                  8. Any increase of 10% or more of the same class of outstanding equity securities;

                        CSC completed a private placement for an aggregate 5,000,000 shares in December 2003. The issued and outstanding shares of CSC increased from 40,000,000 shares to 45,000,000 shares.

                        CSC completed a private placement pursuant to Rule 504 for an aggregate 5,000,000 shares in February 2005. The issued and outstanding shares of CSC increased from 45,000,000 shares to 50,000,000 shares.

                        On November 30, 2005, CSC entered into a securities purchase agreement with Montgomery Equity Partners, Ltd. ("Montgomery"). The agreement calls for the purchase by Montgomery of up to $1,000,000 of secured convertible debentures (the "November Debentures"), convertible into shares of the Company's $0.001 par value common stock. Montgomery is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding under the November Debentures into shares of the Company's common stock, $0.001 par value per share, at a price per share equal to the lower of the closing bid price of the Company's common stock at any time during the 10 trading days before the filing of a registration statement with the SEC, or 80% of the lowest price per share in the last reported trade of the Company's common stock on the Over-the-Counter Bulletin Board or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to other terms of the November Debentures. The November Debentures are secured by substantially all of the Company's assets that are not otherwise specifically pledged, have two-year maturity dates, and accrue interest at 10% per annum. On December 2, 2005, CSC sold the first $600,000 hundred thousand dollars of the November Debentures to Montgomery. This note, which matures November 30, 2007, bears interest at 10% per annum, calculated on a 360-day year basis. CSC paid affiliates of Montgomery's loan commitment, structuring and due diligence fees totaling $112,500 and also paid a $30,000 finder's fee to a third party. The agreements require CSC to (i) merge with and into a public shell company, (ii) file a registration statement for the merged company with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with the provision that the lender purchase the $400,000 balance of the notes two days before the registration statement is filed. This merger was completed on February 10, 2006 as discussed above.

                        As a condition of the note and related agreements, CSC granted the lender certain investor registration rights, requiring the Company to file an initial registration statement, which includes at least 65,000,000 shares underlying the convertible debenture, with the SEC under the Securities Act no later than January 14, 2006 and to have it declared effective within 120 days of filing. This provision imposes a penalty of 2% of the outstanding note balance for every 30-day period the applicable deadline is not met. The Company anticipates filing the registration statement with the SEC under the Securities Act on February 14, 2006.

                  9. Describe any past, pending or anticipated stock split, stock dividend, recapitalization, merger, acquisition, spin-off, or reorganization.

                        There are no past, pending or anticipated stock split, stock dividend, recapitalization, merger, acquisition, spin-off, or reorganization except as otherwise noted above (i.e., the merger of CSC with and into GSA with GSA becoming the Surviving Entity and changing its name to Compliance Systems Corporation).

                  10.   Any   delisting  of  the  issuer's   securities  by  any
                        securities exchange or NASDAQ.

                        CSC's securities have not been de-listed and are not in the process of being de-listed by the SEC or the National Association of Securities Dealers (the "NASD").

                  11. Any current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer's business, financial condition, or operations. State the names of the principal parties, the nature and current status of the matters, and the amounts involved.

                        There are no current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer's business, financial condition, or operations.

                  A. BUSINESS OF ISSUER.

                  The Company's business is to provide compliance technologies, methodologies and services to the teleservices industry. The Company has developed a compliance technology called the TeleBlock(R) Call Blocking System ("TeleBlock(R)") which is a product that automatically screens and blocks outbound calls against federal, state, and in-house "do not call" lists. A patent for TeleBlock(R) was granted by the United States Patent and Trademark Office in December of 2001.

                  Telemarketing companies that subscribe to TeleBlock(R) access it via a national SS7/IP platform managed by the Company's alliance partner, VeriSign, Inc. SS7 is a system that puts the information required to set up and manage routing of telephone calls in a separate network rather than within the same network that the voice portion of a telephone call is made on. Using SS7, telephone calls can be set up more efficiently and with greater security. Special services such as name display, toll-free service, and number portability are easier to add and manage with SS7.


                  The Company's SS7/IP based deployment enables TeleBlock(R) to be offered to subscribers via standard telephone company offerings, including, but not limited to, analog telephone lines, T1s and PRIs. TeleBlock(R) was first deployed through VeriSign in November 2002; and since that time, The Company have been working closely with VeriSign in an effort to enter into contracts with telephone carriers to provide their customers with TeleBlock(R) on a commercial basis. To date, more than 40 telephone carriers and resellers, including Qwest, MCI, XO, and Paetec have licensed TeleBlock(R) and offer it to their customers who telemarket. The TeleBlock(R) service is currently being utilized by many Fortune 500 companies, including Cendant, Marriott, and John Hancock.

                  TeleBlock(R) is also offered, via a VPN connection, by predictive dialer companies such as Stratasoft, Marketel, and Data-Tel, as well as in partnership with application service providers ("ASPs") such as Sales Lead Management and VanillaSoft. The Company believes delivering TeleBlock(R) in this manner (via Internet Protocol or "IP") provides two significant advantages. First, the Company believes it allows for TeleBlock(R) to be easily implemented by any off-shore telemarketing company that calls in to the United States. Such offshore entities can use their predictive dialers or ASP services to directly query the TeleBlock(R) database, as opposed to using their local telephone carrier which, based upon geography, may not be able to obtain a direct TeleBlock(R) license. Second, the predictive dialer/ASP mode of TeleBlock(R) delivery gives domestic companies that have existing contracts with telephone carriers that do not license TeleBlock(R) the ability to directly obtain the TeleBlock(R) service. The Company is in talks with many other industry leaders to offer this IP version of TeleBlock(R).

                  The Company continues to seek out additional avenues for enhancing the value of TeleBlock(R) in the teleservices arena. In 2002, in anticipation of changes to federal telemarketing rules, the Company filed a provisional patent application entitled "Caller Id Insertion Process." This TeleBlock(R) add-on service enables a telemarketer to insert in the SS7 Caller ID packet a calling number when Caller ID is not available from its equipment or telephone carrier. Alternatively, this service allows a telemarketer to insert a return number different from the calling number in the caller packet. The new federal rule requiring transmission of Caller ID went into effect in January of 2004, and the Company's new functionality was available shortly thereafter. In 2005, the Company applied for patent protection in Greece for a modified version of the TeleBlock(R) system; and the Company believes this patent, if granted, will apply throughout the European Union. The Company anticipates that having this patent protection in place will enable it to deploy TeleBlock(R) technology world-wide, as the EU countries move to implement DNC programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the USA continue to grow.

                  In 2003, the Company signed agreements with the American Teleservices Association ("ATA") and the American Resort and Development Association ("ARDA") to produce and distribute a co-branded electronic newsletter and an online co-branded Regulatory GuideSM to their members. These publications provide up-to-the-minute information about developments in the continually changing legal landscape regarding telemarketing. The Regulatory GuideSM includes hundreds of subscribers, and the Company believe has become the industry "bible" for telemarketing related laws and regulations. The Regulatory GuideSM has also been branded by the Newspaper Association of America and TMCnet, a leading publisher serving the teleservices industry. In 2005, The Company also entered into an agreement with the ATA to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, and the Company call this system the Registration Guide. This online service is currently in development, and the Company believe it will be ready for the teleservices market on or about the end of the first quarter of 2006.

                  1.    The Issuer's primary and secondary SIC codes.

                        The Primary SIC Code for the Company is 4813, Telephone Communications, and there is currently no Secondary SIC Code.

                  2.    If the issuer has never conducted operations,  is in the
                        development   stage,   or   is   currently    conducting
                        operations.

                        Currently, the Company is conducting operations.

                  3. State the name of any parent, subsidiary or affiliated company.

                        CSC is a holding company with the following wholly-owned subsidiaries; Jasmin Communications Inc.(d/b/a Citadel Telephone Company), Call Compliance Inc., Call Compliance.com Inc., CallCenter Tools Inc., and Telephone Blocking Services Corp.

                  4.    The  effect  of  existing   or   probable   governmental
                        regulations on the business;

                        Teleservices companies are confronted with a patchwork of state and federal statutes and regulations that govern virtually every element of their operations. These rules are largely focused on "outbound" calls (calls originating with the marketer being made to consumers), but increasingly, "inbound" calls (originating with the consumer) are falling within the regulatory purview as well.

                        At  the  federal  level,   the  Federal   Communications
                        Commission (the "FCC") has issued regulations in response to Congressional passage of the Telephone
                        Consumer Protection Act in 1991. The Federal Trade Commission (the "FTC") has also issued comprehensive regulations called the Telemarketing Sales Rule (or "TSR"). These rules govern virtually every aspect of the telemarketing process, including the creation of a national DNC registry, the use of predictive dialers, identification and payment disclosures, prohibitions against misrepresentations, and many other areas. Even though this comprehensive federal regulatory scheme is in place, all states have additional and/or different rules and regulations that impact the teleservices industry as well. Most importantly, there are 17 states that still operate separate DNC lists. In addition, the majority of states have requirements governing commercial registration of telemarketers, as well as rules governing a multitude of areas that are more restrictive than comparable federal rules. There have been hundreds of enforcement actions regarding the state-run DNC lists, and dozens of such enforcements at the federal level.

                        The Company's products are all based upon providing to the teleservices industry the technologies, information, and services needed to properly respond to state and federal regulations. The most important of these regulations is DNC - the development of the Company's TeleBlock service was based upon the concept of giving teleservices companies the ability to comply with state DNC rules. The Company's other products, including the Regulatory Guide, the Compliance Testing & Solutions compliance review service, ongoing enhancements to the TeleBlock service itself, and the planned Registration Guide, similarly rely upon government regulations to create the need for the Company's product. Since the regulations are in fact a patchwork of state and federal rules, one risk the company faces comes from the potential for changes and/or reductions in the number and/or complexity of the state and federal teleservices rules. In addition, if the Company fails to comply with applicable regulations, or if the regulations change in a manner adverse to us, the Company's business and operating results may suffer.

                  5. An estimate of the amount spent during each of the last two fiscal years on research and development activities, and, if applicable, the extent to which the cost of such activities are borne directly by customers;

                        The Company on an ongoing basis continues to update its product suite to accommodate industry changes and customer needs. The company's expenditures for research and development averaged approximately $125,000 over the last two fiscal years.

                  6. Costs and effects of compliance with environmental laws (federal, state and local);

                        The Company is not producing any products that are hazardous to the environment and does not foresee any changes that could adversely affect the environment. All products and services are environmentally friendly.

                  7. Number of total employees and number of full time employees.

                        The Company currently has seven employees, including the officers and directors of the Company, all of which are full-time.

                  B. INVESTMENT POLICIES.

                  1.    Investments in real estate or interest in real estate.

                        The Company does not intend to invest in any real estate properties at this time.

                  2.    Investments in real estate mortgages.

                        The Company does not intend to invest in any type of real estate mortgages.

                  3. Securities of or interests in persons primarily engaged in real estate activities.

                        The Company does not intend to invest in any persons primarily engaged in real estate activities.

ITEM (IX):        THE NATURE OF PRODUCTS OR SERVICES OFFERED.

                  1.    Principal products or services, and their markets.

                        The TeleBlock(R) Suite of Services:

                        o TeleBlock(R) - DNC screening and blocking offered via participating TeleBlock(R) Distributors. Ideal for any company seeking to achieve the maximum in DNC compliance as easy as lifting a telephone, or starting a predictive dialler.

                        o DialBlock(R) - DialBlock(R), also known as 800 TeleBlock(R), is a dial-in option that uses a toll-free number and a pin code. Ideal for any size company that has individual agents making calls from multiple locations, including home offices and cell phones.

                        o 1010 TeleBlock(R) - 1010 TeleBlock(R) allows subscribers to force access onto a participating carrier's network using a carrier specific force access code or 1010 code. Ideal for subscribers that have dial-tone from non-participating carriers and are unable to fully migrate all facets of their calling operations to a TeleBlock(R) participating carrier.

                        o VoIPBlockSM - TeleBlock(R) service via VoIP carriers, predictive dialler companies and CRM solution providers. Works on all VoIP telephones, MTA adaptors, predictive diallers with secure VPN connectivity to The Company's platforms and other IP applications. Ideal for any company looking to optimize an existing data network by utilizing it to meet their DNC compliance needs.

                  2.    Distribution methods of the products or services.

                        TeleBlock(R) is made available via four key channels, all of which produce revenue for the Company:

                        o Telephone carrier model - working within existing sales channels of telephone carriers that have licensed TeleBlock(R). The carrier charges its customers a "per call" fee, and the Company collects a set percentage of all charges.

                        o The Company has a direct sales program that targets strategic prospects that rely on the telephone to sell goods and services. These customers subscribe for the Company's service via their carrier and the Company generates revenue from the carrier.

                        o The Company also offer TeleBlock(R) to "predictive dialer" companies which subscribe to the Company's service and the Company receive revenues from the dialer companies.

                        o TeleBlock(R) is offered via hosted "Sales Force Automation" and "Customer Relationship Management" application service providers who subscribe to the Company's service and the Company receives revenue from service providers.

                  3.    Status  of  any  publicly   announced   new  product  or
                        services.

                  In  2005,   CSC  entered  into  the  emerging  world  of  VoIP
                  communications. In order to accomplish this, CSC formed a division called Citadel Telephone Company. Citadel has entered into a wholesale reseller agreement by which it will able to sell TeleBlock(R)-enabled dial tone, via VoIP, across the United States and throughout the world. The service is currently operating with customers in a BETA environment. The commercial launch date for this additional product offering is scheduled for late first quarter 2006. The Citadel TeleBlock(R) service provides us yet another avenue by which TeleBlock(R) can be offered to the teleservices industry.

                  In 2005, CSC also entered into an agreement with the ATA to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, which the Company calls the Registration Guide. This online service is currently in development, and the Company believes it will be ready for the teleservices market before the end of the first quarter of 2006. The Company anticipates this service will become a component of the regulatory guide web site allowing for immediate cross-sell opportunities from existing subscribers.

                  The Company has also applied for patent protection in Greece for a modified version of the TeleBlock(R) system; and the Company believes this patent, if granted, will apply throughout the European Union. The Company believes that having this patent protection in place will enable the Company to deploy TeleBlock(R) technology world-wide, as the EU countries move to implement DNC programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the USA continue to grow.

                  4.    Competitive    business    conditions,    the   issuer's
                        competitive position in the industry, and methods of competition.

                  The Company believes there is no direct competition to its TeleBlock(R) ,the Company's patent protection prevents any company from providing a service that screens and blocks calls against DNC lists via the SS7/IP networks. However, there is one company that provide a service that is in some ways similar to TeleBlock(R), and there are other companies that provide what is known in the industry as database "scrubbing" services.

                  Gryphon Networks of Norwood, Massachusetts, offers a product similar to the Company's DialBlock(R) technology. The Company believes its TeleBlock product is different from the Gryphon DNC compliance product since the Company believes the Gryphon requires users to dial an access code, followed by a PIN number, to make use of the system. Once this is completed, the user completes a session of telemarketing, and the numbers dialed during this session are screened and blocked against DNC numbers via a system maintained by Gryphon. The Company believes the Gryphon system does not reside, like TeleBlock(R), on the SS7/IP network, so the screening/blocking does not take place via the user's telephone carrier. Instead, the screening/blocking process is completed by an "off-network" system created and managed by Gryphon. With the Gryphon system, each individual user must log in (via the access code and PIN number) in order for the screening to take place; accordingly, there is potential for individual callers to bypass the log in process.

                  There also are many companies that "scrub" lists for telemarketers. Scrubbing is another word for database merging and purging, as applied to the removal of DNC numbers from prospect lists. The Company views scrubbing as a way to increase efficiency in a call center by allowing calls to go to users who are more likely to have an interest in the product being offered; however, the Company believes the enforcement actions taken against companies across the country for DNC violations highlights the fact that the Company believe scrubbing does not achieve the 100% compliance required under state and federal DNC laws.

                  The Company offers a distinct and crucial advantage to businesses. The Company is partnered with established, licensed, full service telephone distributors and carriers, predictive dialer companies and customer relationship management solution providers who has the resources, talent and skills to deal with any problem its customers might have.

                  5. Sources and availability of raw materials and the names of principal suppliers.

                  Not applicable to the Company.

                  6.    Dependence on one or a few major customers.

                  The Company derives a significant portion of its revenues from a relatively small number of customer/distributors. For the year ended December 31, 2004, and the nine months ended September 30, 2005, two distributors accounted for approximately 96% and 94% of the Company's revenues, respectively. Accordingly, the loss of either distributor could materially and adversely affect the Company's business, and the deferral or loss of business from these distributors could materially and adversely affect the Company's forecasted revenues and operating results.

                  7. Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including their duration; and

                  In  December  2001,  the  technology  and  process  underlying
                  TeleBlock(R) was granted a patent from the United States Patent and Trademark Office number 6,330,317. The Company continues to seek out additional avenues for enhancing the value of TeleBlock(R) in the teleservices arena.

                  In 2002, in anticipation of changes to federal telemarketing rules, CSC filed a provisional patent application entitled "Caller Id Insertion Process." This TeleBlock(R) add-on service enables a telemarketer to insert in the SS7 Caller ID packet a calling number when Caller ID is not available from its equipment or telephone carrier. Alternatively, this service allows a telemarketer to insert a return number different from the calling number in the caller packet.

                  The new federal rule requiring transmission of Caller ID went into effect in January of 2004, and the new functionality was available shortly thereafter. In 2005, CSC applied for patent protection in Greece for a modified version of the TeleBlock(R) system; this patent, once granted, will apply throughout the European Union. The Company believes that having this patent protection in place will enable the Company to deploy TeleBlock(R) technology world-wide, as the EU countries move to implement DNC programs similar to those in the United States.

                  8.    The  need  for  any  government  approval  of  principal
                        products  or   services.   Discuss  the  status  of  any
                        requested government approvals.

                  The Company conducts the daily business under the guidelines of the State of Nevada. The Company, at this time does not need and has not requested governmental approval on its products or services.

ITEM (X):         THE NATURE AND EXTENT OF THE ISSUER'S FACILITIES.

                  In January 2005, the lease for CSC's executive offices at 90 Pratt Oval, Glen Cove, New York 11542 was assigned to CSC. This space was originally leased to Automated Systems National Network, Inc. The lease expires August 2006. The lease requires a monthly basic lease payment of $5,875. The Company believe that its leased property is adequate for the Company's current and immediately foreseeable operating needs. The Company occupies 9,100 SF. The Company has an option to extend its lease for an additional five years.

ITEM (XI):        THE NAME OF THE CHIEF  EXECUTIVE  OFFICER AND MEMBERS OF THE
                  BOARD OF DIRECTORS.

                  A.    EXECUTIVE OFFICERS.

                  NAME                                                  POSITION

                  DEAN R. GARFINKEL                                    PRESIDENT
                  Mr. Garfinkel is a co-founder of the Company has over 25 years experience in the telecommunications field. Mr. Garfinkel oversees all of The Company's technical operations, and in addition to his corporate duties, develops and manages all of the Company's strategic business relationships. He also is responsible for product development and deployment efforts. Mr. Garfinkel is recognized across the teleservices industry as a leading expert on telecommunications and emerging DNC and related compliance technologies, and has been quoted in such diverse publications as USA Today, Newsday and the Chicago Tribune, as well as many industry trade magazines. Mr. Garfinkel is active in numerous industry trade organizations, including the American Teleservices Association, the Direct Marketing Association, and the American Resort Development Association, and is currently serving on the Board of Directors of the American Teleservices Association.

                  BARRY  M.  BROOKSTEIN              CHIEF   FINANCIAL   OFFICER
                  Barry M. Brookstein is a graduate of Pace University, and has over 40 years of experience in public accounting. As Chief Financial Officer, his duties include the management of all financial activities, including, but not limited to, budgeting, short and long term planning and directing financial operations.

                  KEY PERSONNEL

                  STEFAN DUNIGAN                    VICE PRESIDENT OF OPERATIONS
                  Stefan Dunigan oversees the daily operations of the Company. Mr. Dunigan's principal responsibilities include the management of the CCI staff and the development and implementation of the systems necessary to successfully launch and administer the Company's wide array of compliance services and solutions. Additionally, Mr. Dunigan is proactively involved in product enhancement and both end-user and telephone carrier support, among other duties. Mr. Dunigan brings nearly 10 years of hands-on experience with all facets of the public telecommunication network, and is considered an expert in broadband delivery and design.

                  JOSEPH W. SANSCRAINTE, ESQ.     DIRECTOR OF REGULATORY AFFAIRS
                                                  AND GENERAL  COUNSEL
                  Author of the industry renowned Regulatory Guide, Mr. Sanscrainte supervises all legal aspects of the Company. In addition to tracking pertinent DNC and other telemarketing related bills from introduction to passage into law, Mr.
                  Sanscrainte acts as the liaison between the Company and governmental agencies, industry associations and relevant lobbyist groups. A Georgetown University educated attorney, Mr. Sanscrainte brings his years of legal experience in both the public and private sectors, including tenure with the Judiciary branch, to his duties at the Company.

                  CECILIA  CARFORA,  CPA                              CONTROLLER
                  Mrs. Carfora has been the Controller of the Company and its subsidiaries since 2002. Ms. Carfora is a certified public accountant with an MBA from Pace University. Mrs. Carfora has over 25 years of experience in both public and private accounting.

                  B.    DIRECTORS.

                  NAME                               POSITION

                  Dean Garfinkel                     President
                  Barry M. Brookstein                Chief Financial Officer,
                                                     Secretary, Treasurer

                  C.    GENERAL PARTNER

                  Does not apply.

                  D.    INVESTMENT BANKER

                  Does not apply.

                  E.    PROMOTER

                  None at the moment.

                  F.    CONTROL PERSONS

                  Dean Garfinkel, President and Chairman of the Company, and Barry Brookstein, a Director and Chief Financial Officer of the Company.

                  G.    COUNSEL.

                  Kirkpatrick & Lockhart Nicholson Graham, LLP
                  201 South Biscayne Boulevard, Suite 2000
                  Miami, Florida 33131

                  H.    ACCOUNTANT OR AUDITOR.

                  BP Audit Group, PLLC
                  17 Conklin Street
                  Farmingdale, NY 11735

                  I.    PUBLIC RELATIONS.

                  None currently.

                  J. ANY OTHER ADVISOR (S) THAT ASSISTED, ADVISED, PREPARED OR PROVIDED INFORMATION WITH RESPECT TO THIS DISCLOSURE DOCUMENTATION.

                  None.

                  Indicate whether any of the above named individuals in the last five years have been:

                  1. Convicted of any criminal proceedings or named as a defendant in a pending criminal proceeding (excluding minor traffic violations).

                  None.

                  2. Has not had an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person's involvement in any type of business, securities, commodities or banking activities

                  None.

                  3. Has not had a finding or judgment by a court of competent jurisdiction (in a civil action), the SEC, the CFTC, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated.

                  None.

                  4. Has not had an entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person's involvement in any type of business or securities activities.

                  None.

                  Shareholders holding more than five percent (5%) of the common stock of the Company's issued and outstanding shares.

                           Dean Garfinkel
                           Barry M. Brookstein
                           Alison Garfinkel
                           Knightsbridge Holdings, LLC

                  Please describe any affiliations or relationships between the former Officers and Directors of the Company and the current Officers and Directors of the Company.

                  None

ITEM  (XII):      THE  ISSUERS'  MOST RECENT  BALANCE  SHEET AND PROFIT AND LOSS
                  AND RETAINED EARNINGS STATEMENTS.

                  See attached pro-forma consolidated financial statements as of September 30, 2005 and for the year and nine-month period ended December 31, 2004 and September 30, 2005, respectively. These pro-forma consolidated financial statements reflect the combination of CSC and GSA as if the merger occurred on September 30, 2005 and January 1, 2004 and January 1, 2005, as applicable, and also give effect, as applicable, to the Company's new convertible secured financing, certain disbursements made from the proceeds therefrom and the related interest expense at 10% per annum for the periods indicated. The pro- forma consolidated financial statements are not necessarily indicative of the results of operations for any past or future period.

                  As new financial and disclosure information becomes available, it will be posted on the Pink Sheets website. Thereafter, the Company will continue to regularly post its financial statements through the services of the Pink Sheets website. In addition, the Company intends to update its disclosure statement regularly as various corporate developments and changes occur. Once the Company files its registration statement on Form SB-2, such filing and all amendments thereto will be available at: www.sec.gov.


ITEM (XIII):      SIMILAR FINANCIAL INFORMATION FOR SUCH PART OF THE TWO
                  PRECEDING  FISCAL YEARS AS THE ISSUER OR ITS  PREDECESSOR  HAS
                  BEEN IN EXISTENCE.

                  See attached pro-forma consolidated financial statements.

ITEM (XVI):       WHETHER ANY QUOTATION IS BEING  SUBMITTED OR PUBLISHED
                  DIRECTLY  OR  INDIRECTLY  ON  BEHALF  OF  THE  ISSUER,  OR ANY
                  DIRECTOR,  OFFICER OR ANY PERSON,  DIRECTLY OR INDIRECTLY  THE
                  BENEFICIAL  OWNER OF MORE THAN 10 PERCENT  OF THE  OUTSTANDING
                  UNITS OR SHARES OF ANY EQUITY  SECURITY OF THE  ISSUER,  OR AT
                  THE REQUEST OF ANY  PROMOTER  FOR THE ISSUER,  AND, IF SO, THE
                  NAME OF SUCH PERSON, AND THE BASIS FOR ANY EXEMPTION UNDER THE
                  FEDERAL  SECURITIES  LAWS FOR ANY SALES OF SUCH  SECURITIES ON
                  BEHALF OF SUCH PERSON.

                  The Issuer has no knowledge of any broker-dealer(s) or associated persons who is/are submitting quotations with respect to the Company's common stock who may be associated, directly or indirectly, on behalf of the Issuer or on behalf of a director, officer or beneficial owners of more than 10% of the common stock that is issued and outstanding.

                  PRO-FORMA FINANCIAL STATEMENTS

                  The following unaudited pro-forma balance sheet as of September 30, 2005 consolidates the September 30, 2005 balance sheet of CSC with the September 30, 2005 balance sheet of GSA as if the downstream merger occurred on that date, and also gives effect to the receipt by the Company of gross secured convertible debenture proceeds of $600,000 and the application of $290,000 of such gross proceeds to various deferred costs as well as the costs directly associated with the merger.

                  The following unaudited pro forma statements of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005 consolidates the respective statements of operations of CSC and GSA for those periods as if the downstream merger occurred on the first day of each period presented, and also reflects interest expense on the $600,000 of convertible debt as if that borrowing had occurred on January 1, 2004 and January 1, 2005, respectively.

                  The pro forma financial data is not necessarily indicative of the actual operating results that would have occurred or the future operating results that will occur as a consequence of such transactions. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the Company's results of operations to be expected for the full year.

                 COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2005

ASSETS:
Current Assets:
     Cash                                                        $      412,732
     Accounts receivable                                                226,985
     Other current assets                                                63,009
                                                                 --------------

Total Current Assets                                                    702,726
                                                                 --------------

Property, equipment and software, net                                   372,367
                                                                 --------------

Other Assets:
     Deferred loan costs                                                173,273
     Deferred registration costs                                        106,533
     Other assets                                                        70,104
                                                                 --------------

Total Other Assets                                                      349,910
                                                                 --------------

Total Assets                                                     $    1,425,003
                                                                 ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT:
Current Liabilities:
     Notes payable                                               $      316,056
     Accounts payable and accrued expenses                              241,203
     Current maturities of long-term debt                               426,792
                                                                 --------------

Total Current Liabilities                                               984,051

Long-term debt, principally to related
 parties, less current maturities                                     2,327,394
Secured convertible debenture                                           600,000
Deferred credits and other                                               66,397
                                                                 --------------

Total Liabilities                                                     3,977,842
                                                                 --------------

Commitments and Contingencies

Shareholders' Deficit:
     Common stock, $.001 par value:
      Authorized: 500,000,000 shares
      Issued and outstanding: 50,000,000 shares                          50,000
     Additional paid-in capital                                       3,711,587
     Accumulated deficit                                             (6,314,426)
                                                                 --------------

Total Shareholders' Deficit                                          (2,552,839)
                                                                 --------------

Total Liabilities and Shareholders' Deficit                      $    1,425,003
                                                                 ==============

                 COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004

Revenues                                                         $    2,114,285

Cost of revenues                                                        492,815
                                                                 --------------

Gross margin                                                          1,621,470
                                                                 --------------

Operating expenses:

  Selling, general and administrative expenses                        2,478,099

  Interest expense                                                      565,806
                                                                 --------------

Total operating expenses                                              3,043,905
                                                                 --------------

Net loss                                                         $   (1,360,769)
                                                                 ==============

Per share data:

Basic and diluted loss per share                                 $        (0.03)
                                                                 ==============

Basic and diluted weighted average
   common shares outstanding                                         41,168,527
                                                                 ==============

                 COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2005

Revenues                                                         $    1,426,910

Cost of revenues                                                        350,976
                                                                 --------------

Gross margin                                                          1,075,934
                                                                 --------------

Operating expenses:

   Selling, general and
     administrative expenses                                          1,636,669

   Interest expense                                                     413,206
                                                                 --------------

Total costs and expenses                                              2,049,875
                                                                 --------------

Net loss                                                         $     (973,441)
                                                                 ==============

Per share data:

Basic and diluted loss per share                                 $        (0.02)
                                                                 ==============

Basic and diluted weighted average
   common shares outstanding                                         47,797,450
                                                                 ==============


                      INFORMATION AND DISCLOSURE STATEMENT

         ALL INFORMATION FURNISHED HEREIN HAS BEEN PREPARED FROM THE BOOKS AND RECORDS OBTAINED FROM THE COMPANY IN ACCORDANCE WITH RULE 15C2-11(A)(5) PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED HEREIN IN CONNECTION WITH THE COMPANY. ANY REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY THE COMPANY.

         The undersigned hereby certifies that the information herein is true, complete, presented fairly, and correct to the best of his knowledge and belief.

         COMPLIANCE SYSTEMS CORPORATION

         CERTIFIED BY: /S/ DEAN GARFINKEL
                       DEAN GARFINKEL
                       PRESIDENT AND CHAIRMAN